Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

My Size, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the My Size, Inc. 2017 Equity Plan (the “Plan”)	457(c); 457(h)	4,320,000	(1)	$0.33	(2)		$1,425,600	$0.0000927	$132.16
Total Offering Amount							$			$132.16
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$132.16

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional ordinary shares that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The proposed maximum offering price per share is calculated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee on the basis of $0.33 per share, the average of the high and low price of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on April 11, 2022.